Exhibit 99.1

AV Appoints William J. Lynn III to Board of Directors

ARLINGTON, Va. – June 25, 2026 – AeroVironment, Inc. (“AV”) (NASDAQ: AVAV) today announced the appointment of William J. Lynn III to its Board of Directors, effective June 24, 2026.

“Bill’s distinguished service to the nation and extensive experience in government, national security and defense technology will bring valuable insights to the Board,” said Wahid Nawabi, AeroVironment’s chairman, president and chief executive officer. “His perspective as both a defense leader and public-company executive will be a tremendous asset as we continue to scale and advance our leadership position in an increasingly dynamic global security environment.”

“I am honored to join the Board during such a pivotal time for AV and our national defense,” said Lynn. “AV’s innovative solutions are precisely the capabilities our warfighters and allies need, and I look forward to helping the company advance its mission and drive growth.”

Lynn served as Chairman and Chief Executive Officer of Leonardo DRS, Inc. (NASDAQ: DRS), a leading defense electronics company, from 2012 until 2026. Previously, he served as the 30th U.S. Deputy Secretary of Defense from 2009 to 2011 under Secretaries Robert Gates and Leon Panetta, where as the Department’s chief operating officer he led the development of the Department’s first cyber strategy.

Earlier in his career, he held senior roles at Raytheon Company (now NYSE: RTX) and within the Department of Defense, including as Under Secretary of Defense (Comptroller) and Chief Financial Officer. Lynn is a graduate of Dartmouth College, holds a J.D. from Cornell Law School and an M.P.A. in international affairs from Princeton University.

About AV

AeroVironment (“AV”) (NASDAQ: AVAV) is a defense technology leader delivering integrated capabilities across air, land, sea, space, and cyber. The Company develops and deploys autonomous systems, loitering munitions, counter-UAS technologies, space-based platforms, directed energy systems, and cyber and electronic warfare capabilities—built to meet the mission needs of today’s warfighter and tomorrow’s conflicts. At the core of these technologies lies AV_Halo™, a modular, mission-ready suite of AI-powered software platform that empowers warfighters and enables full-battlefield dominance: detect, decide, deliver. With a national manufacturing footprint and a deep innovation pipeline, AV delivers proven systems and future-defining capabilities at speed, scale, and operational relevance. For more information, visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties, which could cause actual results to differ materially. Factors that may cause such differences include, but are not limited to, our ability to perform under existing contracts and obtain new ones; regulatory changes; competitor activities; market growth; product development challenges; and general economic conditions. For a more detailed discussion of these risks, please refer to AeroVironment’s filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements as a result of new information or future events.

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